EXHIBIT 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS STRONG FIRST QUARTER 2003 FINANCIAL RESULTS

Redwood City, Calif., April 29, 2003—Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the first quarter ended March 31, 2003.

For the first quarter of 2003, Maxygen reported a non-GAAP (formerly pro forma) net loss of $2.9 million, or $0.09 per share1, a 55 percent improvement over the company’s non-GAAP net loss of $6.5 million, or $0.20 per share1, in the comparable period in 2002. In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a net loss applicable to common stockholders on a GAAP basis of $4.3 million, or $0.12 per share, for the first quarter of 2003 compared to a net loss applicable to common stockholders of $9.0 million, or $0.27 per share, in the first quarter of 2002.

Revenue in the first quarter of 2003 was $13.1 million compared to $9.3 million for the same period in 2002, an increase of 41 percent. The increase in revenue was primarily attributable to the receipt of a $2 million product development milestone from Pioneer Hi-Bred to Verdia, Inc., a wholly owned subsidiary of Maxygen; and a $2.5 million payment from Hercules to Codexis, Inc., a majority owned subsidiary of Maxygen, to terminate its agreement established in 2000 due to a change in Hercules’ strategic direction. Expenses relating to research and development decreased in the first quarter of 2003 to $14.0 million, compared to $15.0 million for the same period in 2002 as a result of cost reduction measures announced in October 2002 that allow Maxygen to focus the company’s resources on high-priority product candidates while managing cash utilization.

At March 31, 2002, cash, cash equivalents and marketable securities totaled $225.5 million. This includes $35.2 million held by Maxygen’s subsidiaries Verdia and Codexis.

“We are pleased to remain on track to achieve our financial targets for this year, including consolidated revenues of $35 to $40 million, net loss applicable to common stockholders of $44 to $49 million, non-GAAP net loss of $40 to $45 million2, and a cash utilization, excluding Codexis and Verdia, of approximately $30 million2,” said Russell Howard, Ph.D., Chief Executive Officer. “While our revenue increased sharply in the first quarter, this should not be considered an overall trend due to the nature of the payments made by Pioneer Hi-Bred and Hercules. On the expense side, we will continue to try to balance control of spending and maintaining a strong cash position with investing the appropriate amount of resources to move our most important product candidates forward.”

“We continue to make strong progress with our research and development pipeline,” continued Dr. Howard. “A key aspect of Maxygen’s product portfolio strategy is to analyze existing and potential human therapeutics to identify deficiencies that limit their therapeutic use and commercial value. The nature of our proprietary technologies provide Maxygen with a powerful platform to create next-generation human therapeutics with optimized and novel commercial attributes.”

“As we continue to move our core therapeutics business forward, our subsidiaries Codexis and Verdia continue to deliver success to partners and build in value. In recent months, Verdia earned a $2 million product development milestone from Pioneer Hi-Bred, and Codexis’ partners have launched five processes operating at commercial scale for which Codexis receives ongoing royalty payments.”

COMPANY HIGHLIGHTS

Product pipeline continues to move forward

Maxygen’s partnered product candidates continue their strong progress towards potential INDs. These include an interferon beta in development with Lundbeck for multiple sclerosis and other CNS diseases and an interferon gamma in development with InterMune for idiopathic pulmonary fibrosis.

Maxygen’s prioritized internal product candidates include an optimized protein pharmaceutical to treat myelosuppression that has recently entered preclinical development and an improved interferon alpha for hepatitis C that is following rapidly behind.

*	Optimized Protein Pharmaceutical to Treat Myelosuppression

Myelosuppression, or a decreased production of red blood cells, platelets and some white blood cells is a common side effect from chemotherapeutic treatments of many forms of cancer. Myelosuppression puts the patient at significant risk of bleeding and infection that may lead to serious illness or even death. Erythropoietin (EPO), granulocyte macrophage-colony stimulating factor (GM-CSF) and granulocyte-colony stimulating factor (G-CSF) are three Food and Drug Administration (FDA)-approved drugs used to decrease the duration of chemotherapy-induced myelosuppression. Worldwide sales of these drugs exceeded $8 billion in 2001.

Maxygen has developed a cytokine variant of an existing protein pharmaceutical that was designed to further reduce the duration of myelosuppression while maintaining the convenience of once-weekly dosing. The profile of Maxygen’s modified cytokine drug has been validated in both rat and primate models of chemotherapy-induced myelosuppression. This product candidate is currently in preclinical development.

*	Optimized Interferon Alpha to Treat Hepatitis C

Hepatitis C virus (HCV) is a contagious viral infection that can lead to serious, sometimes fatal, liver disease and causes an estimated 8,000 to 10,000 deaths annually in the United States. The current market for interferon alpha for hepatitis C (including ribivirin) is approximately $1.6 billion worldwide.

Maxygen’s improved interferon alphas have been designed to increase antiviral activity and immune response in patients who do not respond to existing therapies. In addition to improvements in the drug’s mechanism of action, our PEGylation technologies may allow us to maintain the convenience and improved efficacy associated with once-weekly dosing.

Experienced drug development executive joins management team

Elliot Goldstein, M.D., joined Maxygen in February 2003 as Senior Vice President, Clinical Development and Denmark Operations. In this role, Dr. Goldstein is responsible for managing key functions critical to the rapid and efficient advance of promising pre-clinical candidates from IND up to and including commercialization, as well as overseeing Maxygen’s Denmark operations. Dr. Goldstein brings to Maxygen extensive experience as a senior executive leading clinical and commercial development activities in both biotechnology and pharmaceutical companies, including SmithKline Beecham (now GlaxoSmithKline) and British Biotech.

Product development success: Industrial subsidiaries

*	Verdia

Verdia recently received a $2 million milestone payment from Pioneer Hi-Bred International Inc. for successfully delivering an improved corn trait. Verdia discovered the starting gene and rapidly improved its activity over 5,000 fold using MolecularBreeding™ directed molecular evolution technologies in order to achieve the desired commercial attributes. Including this product candidate, Verdia now has seven product candidates in crop development and testing with its partners and an additional 13 earlier-stage potential products in its pipeline.

*	Codexis

In the first quarter of 2003, Codexis announced that its partner Novozymes had launched two new products that were developed using Codexis’ proprietary MolecularBreeding™ directed evolution technologies. Novozymes has to date launched a total of three industrial enzyme products that were developed using MolecularBreeding™ directed evolution technologies. Codexis currently has over 19 potential products and processes in its R&D pipeline, including two product candidates and processes in development. In addition, Codexis has five processes now operating at commercial scale, each generating royalty payments.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of cash utilization and non-GAAP net loss, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results. Our management uses non-GAAP net loss and cash utilization in analyzing the performance of each of our operating business segments and in analyzing the performance of Maxygen as a whole. In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Maxygen

Maxygen, Inc. headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Aventis, InterMune, Lundbeck, ALK-Abelló and the International AIDS Vaccine Initiative (IAVI). Additionally, Maxygen has a range of other strategic alliances in industrial applications, as well as funding from U.S.A. government organizations including USAID, NIST-ATP and U.S. Army Medical Research and Materiel Command.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our projected 2003 revenues, net loss and cash utilization; our ability to balance spending with investment in our product candidates; our product portfolio strategy; our ability to create next-generation human therapeutics with optimized and novel commercial attributes; the attributes of our improved interferon alpha and protein pharmaceutical for the treatment of myelosuppression; the future success and rising value of our industrial subsidiaries and our ability to further develop our interferon beta and interferon gamma product candidates towards potential INDs. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; our future ability to enter into and/or maintain research and commercialization collaborations; the inability to further develop or commercialize product candidates; the failure of our animal models to accurately predict the attributes of our product candidates in humans and the inherent uncertainties of biological research. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2002, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are registered trademarks and MolecularBreeding is a trademark of Maxygen, Inc. Verdia is a trademark of Verdia, Inc. Codexis is a trademark of Codexis, Inc.

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Selected Condensed Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Collaborative research and development revenue	$12,312	$8,015
Grant revenue	832	1,325

	13,144	9,340
Expenses:
Research and development	14,035	14,971
General and administrative	3,054	3,064
Stock compensation expense	731	2,177
Amortization of intangible assets	286	286

Total operating expenses	18,106	20,498
Loss from operations	(4,962)	(11,158)
Interest income, net	1,525	2,165
Equity in net loss of joint venture	(500)	—

Net loss	$(3,937)	$(8,993)

Net loss before subsidiary preferred stock accretion	$(3,937)	$(8,993)
Subsidiary preferred stock accretion	(319)	—

Net loss applicable to common stockholders	$(4,256)	$(8,993)

Basic and diluted net loss per common share	$(0.12)	$(0.27)

Weighted average shares used in computing basic and diluted net loss per common share	34,193	33,153

Non-GAAP net loss excluding stock compensation expense and amortization of intangible assets[1]	$(2,920)	$(6,530)

Non-GAAP basic and diluted net loss per share excluding stock compensation expense and amortization of intangible assets[1]	$(0.09)	$(0.20)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(See note A)

Cash, cash equivalents and marketable securities	$225,549	$228,149
Other current assets	9,363	9,833
Property and equipment, net	15,250	16,363
Goodwill and other intangibles, net	12,604	12,890
Other assets	1,637	1,545

Total assets	$264,403	$268,780

Current liabilities	$16,844	$17,680
Non-current deferred revenue	895	1,273
Long-term obligations	526	628
Minority Interest	20,319	20,000
Stockholders’ equity	225,819	229,199

Total liabilities and stockholders’ equity	$264,403	$268,780

(A)	Derived from consolidated audited financial statements as of December 31, 2002.

Reconciliation of GAAP and non-GAAP Financial Measures

(1)	Reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
	(unaudited)

Net loss applicable to common stockholders	$(4,256)	$(8,993)
Stock compensation expense	731	2,177
Amortization of intangible assets	286	286
Subsidiary preferred stock accretion	319	—

Non-GAAP net loss	$(2,920)	$(6,530)

Weighted average shares used in computing basic and diluted net loss per common share	34,193	33,153

Non-GAAP basic and diluted net loss per share	$(0.09)	$(0.20)

(2)	Forward-looking financial guidance reconciliation

The projected 2003 non-GAAP net loss is equal to the projected 2003 net loss applicable to common stockholders ($44 million to $49 million) excluding the deduction of stock compensation, amortization of intangible assets and subsidiary preferred stock accretion. Exclusion of these deductions results in a projected 2003 non-GAAP net loss of $40 million to $45 million for Maxygen, Inc. on a consolidated basis.

The projected 2003 cash utilization (excluding Codexis and Verdia) is equal to the projected 2003 non-GAAP net loss of Maxygen excluding Codexis and Verdia, plus depreciation and less projected expenditures for capital expenditures (in each case, excluding Codexis and Verdia).

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